               [SUTHERLAND ASBILL & BRENNAN LLP]


          CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Post-Effective Amendment No. 8 to the Registration Statement on Form S-6 for certain individual flexible premium variable universal life insurance policies issued through Carillon Life Account of The Union Central Life Insurance Company (File No. 33-94858). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


SUTHERLAND ASBILL & BRENNAN LLP

BY: /S/ Kimberly J. Smith

        Kimberly J. Smith

Washington, D.C.
July 31, 2000